Exhibit 3.3

     FILED # C9967-02
        MAR 08 2004
     IN THE OFFICE OF
     /s/ DEAN HELLER
DEAN HELLER SECRETARY OF STATE

                          CERTIFICATE OF AMENDMENT
                                   OF THE
                         ARTICLES OF INCORPORATION
                                     OF
                     CLINICAL TRIALS ASSISTANCE CORPORATION


(Pursuant to NRS 78.385 and 78.390 -- After Issuance of Stock)

         We the undersigned do hereby certify that:

         1. Clinical Trials Assistance Corporation (the "Corporation") is a corporation formed under the laws of the State of Nevada, and its Articles of Incorporation were filed in the office of the Secretary of State on April 22, 2002, file number: #C9967-02.

         2. The Articles of Incorporation are hereby amended by deleting the existing ARTICLE IV and replacing it in its entirety with the following amendments:

4.  Authorized Shares:

       The total authorized capital stock of the corporation shall be as follow:

           Seventy Million (70,000,000) shares of Class A Common Stock of the Par Value of $0.001 all of which shall be entitled to voting power.

           Two million (2,000,000) authorized Series A Preferred Shares with a par value of $0.001 and such other terms as determined by the board of Directors of the corporation prior to their issuance. Each Series A Preferred Share shall have voting rights and shall carry a voting weight equal to ten (10) Common Shares. Each Series A Preferred Share may be converted into ten (10) Common Shares upon approval by the Board of Directors of the corporation.

           Two million (2,000,000) authorized Series B Preferred Shares with a par value of $0.001 per share and such other terms as may be determined prior to their issuance by the Board of Directors. Each Series B Preferred Share shall have voting rights and shall carry a voting weight equal to two (2) Common Shares. Each Series B Preferred Share may be converted into two (2) Common Shares upon approval by the Board of Directors.

           One million (1,000,000) authorized Series C Preferred Shares with a par value of $0.001 per share and such other terms as may be determined by the Board of Directors prior to their issuance. No Series C Preferred Share shall have voting rights.

         3. This amendment to the Articles of incorporation has been duly adopted in accordance with the General Corporation Law of the State of Nevada.

         4. The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is: 12,000,000; that the said changes and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

         5. The number of shares voted for such amendments was 11,399,650 (94.9%) and the number voted against such amendment was 0 (0%).

         The undersigned has signed these Articles on March 5, 2004.

  /s/  Kamill Rohny
---------------------
By:    Kamill Rohny
Title: President and
       Secretary

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